Exhibit 2.3

AMENDMENT TO THE AMENDED AND RESTATED BYLAWS
OF
STREETSHARES, INC.

October 9, 2020

Pursuant to Section 45 of the Amended and Restated Bylaws (the “Bylaws”) of StreetShares, Inc., a Delaware corporation (the “Corporation”), the Corporation certifies that:

ONE: The Bylaws of the Corporation are amended as follows:

Each reference to “Senior Preferred Director” is deleted and replaced with “Series B-1 Director.”

TWO: The foregoing amendment has been duly adopted in accordance with the provisions of the Bylaws by the Corporation’s Board of Directors and stockholders.

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IN WITNESS WHEREOF, STREETSHARES, INC. has caused this Amendment to the Amended and Restated Bylaws to be signed by its Chief Executive Officer as of the date first set forth above.

STREETSHARES, INC.

By:	/s/ Mark L. Rockefeller
Mark L. Rockefeller
Chief Executive Officer